UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CARDIO VASCULAR MEDICAL DEVICE CORP.
(Exact name of registrant as specified in its charter)

Delaware	98-0534701
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Benny Gaber
12 Shaar Hagai Street
Haifa Israel , 34554
972-544-982397

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: File No. 333-145738 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Common Shares, $0.0001 value (Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

The following description of the authorized capital of Cardio Vascular Medical Device Corp. (the “Company” or “we”) does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, which is included as an exhibit to the registration statement of which this prospectus forms a part, and by the applicable provisions of the general corporation law of Delaware.

Common Stock

We are authorized to issue 200,000,000 shares of our Common Stock, $0.0001 par value, of which, as of September 19, 2007, 10,000,000 shares are issued and outstanding. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

We are not authorized to issue shares of preferred stock.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Bylaws*

* Previously filed with the Registrant’s Registration Statement on Form SB-2, file number 333-145738, filed with the Securities and Exchange Commission on August 28, 2007, and incorporated herein by reference

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  September 20, 2007

CARDIO VASCULAR MEDICAL DEVICE CORP.

By:	/s/ Benny Gaber
Name: Benny Gaber Title: President, and Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/ Lavi Krasney
Name: Lavi Krasney Title: Secretary, Treasurer and Director (Principal Financial and Accounting Officer)